Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF QEP RESOURCES, INC.

FIRST: The name of the corporation is QEP Resources, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”).

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation (the “Bylaws”).

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board which would have been valid if such Bylaws had not been adopted.

SIXTH: The following provisions are inserted for the directors of the Corporation:

(1) To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (d) for any transaction from which the director derived an improper personal benefit.

(2) Any amendment, repeal or modification of the foregoing Section 1 of this Article SIXTH, or the adoption of any provision inconsistent therewith, shall be prospective only (except to the extent such amendment or modification permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification, or the adoption of any provision inconsistent therewith.

(3) If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SEVENTH: The following provisions are inserted for the directors and officers of the Corporation:

(1) The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (such person, an “indemnitee”), to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines and penalties and amounts paid in settlement), actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the foregoing, except as provided in Section 8 of this Article SEVENTH with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee if and only if the Board authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding. Nothing in this Article SEVENTH shall limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(2) To the extent that an indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article SEVENTH, or in defense of any claim, issue or matter therein, such indemnitee shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such indemnitee in connection therewith.

(3) Expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that the indemnitee shall be required to submit to the Corporation, prior to the payment of such expenses, an undertaking (an “undertaking”) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such indemnitee is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article SEVENTH.

(4) The Corporation acknowledges that certain indemnitees may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (other than any subsidiary of the Corporation) (directly or through insurance obtained by any such corporation, partnership, limited liability company, joint venture, firm, association, or other entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to the indemnitees, (b) it shall be required to advance the full amount of expenses incurred by the indemnitees, as required by law, the terms of this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the indemnitees may have against the Stockholder Indemnitors and (c) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the indemnitees have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitees against the Corporation. These rights shall be a contract right.

(5) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article SEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any person providing rights to indemnification and advancement of expenses.

(6) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article SEVENTH.

(7) For purposes of this Article SEVENTH, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation absorbed in a consolidation or merger (including any constituent of a constituent) which, if its separate existence has continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SEVENTH. Any reference to an officer of the Corporation in this Article SEVENTH shall be deemed to refer exclusively to the President, Treasurer, and Secretary of the Corporation appointed pursuant to Section 1 of Article VI of the Bylaws, and to any Chairman of the Board, Vice Presidents, Assistant Treasurers, Assistant Secretaries, or other officer of the Corporation appointed by the Board pursuant to Article VI of the Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, and such person shall not be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article SEVENTH.

(8) Proceedings to Enforce Rights to Indemnification.

a.

If a claim under Section 1 of this Article SEVENTH is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under Section 3 of this Article SEVENTH is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under Section 1 of this Article SEVENTH shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under Sections 1, 2 and 3 of this Article SEVENTH shall include reasonable documentation of the expenses incurred by the indemnitee.

b.

If successful in whole or in part in any suit brought pursuant to Section 8(a) of this Article SEVENTH, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

c.

In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SEVENTH or otherwise shall be on the Corporation.

d.

If the Corporation shall have made a determination that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 8 of this Article SEVENTH. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 8 of this Article SEVENTH that the procedures and presumptions of this Article SEVENTH are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article SEVENTH.

(9) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article SEVENTH shall (unless otherwise required by applicable law) be prospective only, except to the extent such repeal or modification permits the Corporation to provide broader indemnification rights than this Article SEVENTH permitted the Corporation to provide prior to such repeal or modification, and shall not adversely affect any right or protection of a director or officer of the Corporation, or any person serving at the request of the Corporation as a director or officer (including, without limitation, a trustee) of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, existing at the time of such repeal or modification.

EIGHTH: Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the

Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article TENTH, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article TENTH shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. If any provision or provisions of this Article TENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TENTH (including, without limitation, each portion of any paragraph of this Article TENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[The remainder of this page intentionally left blank]